Offer to Purchase
Up to 4,420,984 of the Issued and Outstanding Common Shares
of
Advent/Claymore Enhanced Growth & Income Fund
at
98% of Net Asset Value Per Common Share
by
Advent/Claymore Enhanced Growth & Income Fund
in Exchange for Cash
THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
ON JULY 11, 2017, UNLESS THE OFFER IS EXTENDED.
To the Common Shareholders of Advent/Claymore Enhanced Growth & Income Fund:
Advent/Claymore Enhanced Growth & Income Fund, a diversified, closed-end management investment company, organized as a Delaware statutory trust (the “Fund”), is offering to purchase up to 4,420,984 (approximately 32.5%) of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (the “Common Shares”). As of June 9, 2017, 13,603,025 Common Shares were outstanding. The offer is to purchase Common Shares in exchange for cash at a price equal to 98% of the net asset value (“NAV”) per Common Share (the “Purchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Common Shares are traded, on the business day immediately following the day the offer expires (the “Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). If more than 4,420,984 Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis.
In order to participate, the materials described in the Offer must be delivered to Computershare by 5:00 p.m. Eastern time, July 11, 2017, or such later date to which the Offer is extended (the “Expiration Date”). Should the Offer be extended beyond July 11, 2017, the Pricing Date will be the close of ordinary trading on the NYSE on the business day immediately following the newly designated Expiration Date. Shareholders who choose to participate in the Offer can expect payments for Common Shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date.
The Common Shares are traded on the NYSE under the symbol “LCM.” On June 9, 2017, the NAV per Common Share was $9.34 and the last reported sale price for a Common Share on the NYSE on such date was $8.82, representing a discount of 5.57% to NAV. The NAV on the Pricing Date may be higher or lower than the net asset value as of June 9, 2017 and the discount to NAV at which the Common Shares trade may be greater or lesser than the discount as of June 9, 2017. Until the Offer expires, NAV quotations can be obtained from Georgeson LLC, as information agent (the “Information Agent”) by calling (888) 206-0860, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.
The Offer is subject to important terms and conditions, including the conditions listed under Section 3, “Certain Conditions of the Offer.”
Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.
If you are not interested in selling any of your Common Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Fund. Shareholders are not required to participate in the Offer.
Because this Offer is limited as to the number of Common Shares that the Fund will purchase, not all Common Shares tendered for purchase by shareholders may be accepted for payment by the Fund. This may occur, for example, if one or more large investors seek to tender a significant number of Common Shares or if a large number of investors tender Common Shares.

The date of this Offer to Purchase is June 12, 2017. The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to record holders of Common Shares on or about June 12, 2017.

IMPORTANT INFORMATION
Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Common Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their broker, dealer, commercial bank or trust company (each, a “Nominee”) to effect the transaction on their behalf. Shareholders whose Common Shares are registered in the name of a Nominee, such as a brokerage firm or other financial intermediary, must contact that firm to instruct the firm to participate in the Offer on their behalf. Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Common Shares and, if so, how many Common Shares to tender.
The Fund reserves the absolute right to reject Common Shares determined not to be tendered in appropriate form.
Neither the Fund nor its Board of Trustees (the “Board of Trustees”) nor Guggenheim Funds Investment Advisors, LLC, the Fund’s investment adviser (“GFIA”), nor Advent Capital Management, LLC, the Fund’s investment manager (“Advent,” together with GFIA, the “Advisers”), makes any recommendation to any shareholder as to whether to tender Common Shares for purchase or to refrain from tendering Common Shares. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Trustees or the Advisers as to whether shareholders should tender Common Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Trustees or the Advisers. Shareholders are urged to carefully evaluate all information in the offer, consult their own investment and tax advisers and make their own decisions whether to tender their Common Shares for purchase or refrain from participating in the Offer.
The Fund has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.
The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of an observe any such restrictions.

TABLE OF CONTENTS
Page

ummary Term Sheet	i
1.Price; Number of Common Shares.    1
2.Purpose of the Offer; Plans or Proposals of the Fund.    1
3.Certain Conditions of the Offer.    3
4.Procedures for Tendering Common Shares for Purchase.    4
5.Withdrawal Rights.    7
6.Payment for Common Shares.    8
7.Source and Amount of Consideration.    9
8.Effects of the Offer; Consequences of Participation.    9
9.Price Range of Common Shares.    10
10.Interests of Trustees and Officers; Transactions and Arrangements Concerning the Common Shares    11
11.Certain Information about the Fund.    14
12.Additional Information.    14
13.Certain U.S. Federal Income Tax Consequences.    14
14.Certain Legal and Regulatory Matters.    18
15.Amendments; Extensions of Purchase Period; Termination.    18
16.Fees and Expenses.    19
17.Miscellaneous.    19

i

SUMMARY TERM SHEET
This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.
What is the Offer?

•
The Fund is offering to purchase up to 4,420,984 (approximately 32.5%) of its Common Shares. The Fund will pay cash for Common Shares purchased pursuant to the offer. The Fund will purchase Common Shares at a price equal to 98% of the NAV per Common Share as of the close of regular trading session of the NYSE on the Pricing Date. (See Section 1, “Price; Number of Common Shares.”)

What if more than 4,420,984 Common Shares are tendered?

•
The Fund is offering to purchase up to 4,420,984 Common Shares. If shareholders tender (and do not timely withdraw) more than 4,420,984 Common Shares, the Fund will purchase duly tendered Common Shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of Common Shares each shareholder tenders for purchase and does not timely withdraw. The Fund does not intend to increase the number of Common Shares that it is offering to purchase, even if shareholders tender more than 4,420,984 Common Shares. (See Section 1, “Price; Number of Common Shares” and Section 6, “Payment for Common Shares.”)

When will the Offer expire, and may the Offer be extended?

•
The Offer will expire at 5:00 p.m., Eastern time, on July 11, 2017, the Expiration Date, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Common Shares.”)

What is the NAV per Common Share as of a recent date?

•
On June 9, 2017, the NAV per Common Share was $9.34 and the last reported sale price for a Common Share on the NYSE on such date was $8.82, representing a discount of 5.57% to NAV. The NAV on the Pricing Date may be higher or lower than the net asset value as of June 9, 2017 and the discount to NAV at which the Common Shares trade may be greater or lesser than the discount as of June 9, 2017. Before the Offer expires, NAV quotations can be obtained from the Information Agent by calling (888) 206-0860, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday. (See Section 9, “Price Range of Common Shares.”)

Will the Fund’s NAV per Common Share be higher or lower on the Pricing Date?

•
No one can accurately predict what the Fund’s NAV per Common Share will be at any future date. You should realize that the NAV on the Pricing Date may be higher or lower than the NAV as of June 9, 2017 set forth above.

Will I have to pay anything to participate in the Offer?

•
Common Shares will be purchased at 98% of the Fund’s NAV, which may help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the offer. If your Common Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the offer. (See Section 1, “Price; Number of Common Shares,” Section 6, “Payment for Common Shares” and Section 16, “Fees and Expenses.”)

Does the Fund have the financial resources to pay me for my Common Shares?

•
Yes. If the Fund purchased 4,420,984 Common Shares at price per share of $9.15, equal to 98% of the NAV as of June 9, 2017 ($9.34 per Common Share), the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $40.5 million. The Fund intends to first use cash on hand to pay for Common Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Common Shares. The Fund has no intention to borrow money to finance the purchase of Common Shares in the offer. (See Section 7, “Source and Amount of Funds.”)

How do I participate in the Offer?

•	If your Common Shares are registered in the name of a Nominee, you should contact that firm if you wish to tender your Common Shares.

•	All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, either:

o
Complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Computershare (the “Depositary”) at its address set forth on the last page of this offer. If you hold certificates for Common Shares, you must send the certificates to the Depositary at its address set forth on the last page of this offer. If your Common Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 4.C of this offer. In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

OR

o	Comply with the Guaranteed Delivery Procedure set forth in Section 4.D of this offer.
The Fund’s transfer agent holds Common Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder’s uncertificated Common Shares for tender first, and accept the balance of tendered Common Shares from the shareholder’s certificated Common Shares.
Must I tender all of my Common Shares for purchase?

•	No. You may tender for purchase all or part of the Common Shares you own. (See Section 1, “Price; Number of Common Shares.”)
May I withdraw my Common Shares after I have tendered them for purchase and, if so, by when?

•
Yes, you may withdraw all, but not less than all, of your tendered Common Shares at any time prior to 5:00 p.m., Eastern time, on July 11, 2017, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to 5:00 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn Common Shares by following the purchase procedures before the Offer expires, including during any extension period. (See Section 5, “Withdrawal Rights.”)

How do I withdraw previously tendered Common Shares?

•
You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Common Shares to the Depositary. You may withdraw only all Common Shares previously tendered by you, and not a portion thereof, and your request for withdrawal must state this. A form of request for withdrawal accompanies this Offer to Purchase. (See Section 5, “Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Common Shares?

•	No.

May I place any conditions on my tender of Common Shares?

•	No.
Is my tender of Common Shares in the purchase offer a taxable transaction?

•
It is anticipated that the tender of Common Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 13, “Certain U.S. Federal Income Tax Consequences.”)

Has the Fund entered into any agreements related to the Offer?

•
On July 22, 2016, the Fund and certain other funds in the fund complex entered into an agreement, as amended on May 12, 2017 (the “Western Agreement”), with Arthur D. Lipson, Robert Ferguson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Total Return Partners L.P., Benchmark Plus Institutional Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and affiliates (collectively, “Western Investment”). Also on July 22, 2016, Advent entered into a standstill agreement, as amended on May 12, 2017 (the “Bulldog Standstill Agreement”), with Bulldog Investors, LLC (collectively, with its officers, directors, members and employees, “Bulldog Investors”). On April 28, 2017, the Fund entered into a standstill agreement, as amended on May 12, 2017 (the “Saba Standstill Agreement”), with Saba Capital Management, L.P. (collectively, with its officers, directors, members and employees, “Saba”). Pursuant to the Western Agreement and Saba Standstill Agreement, the Fund agreed to, and pursuant to the Bulldog Standstill Agreement Advent agreed to recommend that the Fund, to conduct a tender offer on terms consistent with the terms of the Offer. Each of Western Investment, Bulldog Investors and Saba has agreed to tender the Common Shares of the Fund held by them in the Offer. If the Fund fails to complete the Tender Offer by a specified date, the Western Agreement, Bulldog Standstill Agreement and Saba Standstill Agreement will terminate. (See Section 2, “Purpose of the Offer; Plans or Proposals of the Fund” and Section 10, “Interests of Trustees and Officers; Transactions and Arrangements Concerning the Common Shares.”)

Is there any reason Common Shares tendered by me for purchase would not be accepted?

•
In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Common Shares, the Fund has reserved the right to reject any and all tendered Common Shares determined by the Fund not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

What should I do if I decide not to tender my Common Shares for purchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.
If I decide not to tender, how will the Offer affect my Common Shares?

•
If you do not tender your Common Shares (or if you own Common Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Common Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Common Shares purchased, could limit the Fund’s ability to use leverage, and may have an adverse effect on the Fund’s investment performance. In addition, in an effort to maintain the Fund’s current leverage ratio and asset coverage, the Fund may need to de-lever. This de-levering may result in decreased returns to the Fund and increased expenses for remaining shareholders. (See Section 8, “Effects of the Offer; Consequences of Participation” and Section 16, “Fees and Expenses.”)

Does the Fund’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

•
None of the Fund, the Board of Trustees nor the Advisers is making any recommendation to shareholders regarding whether to tender Common Shares in the Offer. Based upon information provided or available to the Fund, no trustee, officer or affiliate of the Fund intends to tender Common Shares pursuant to the Offer. Pursuant to the Western Agreement, Bulldog Standstill Agreement, and Saba Standstill Agreement each of Western Investments, Bulldog Investors and Saba has agreed to tender all of the Common Shares held by them. (See Section 10, “Interest of Trustees and Officers; Transactions and Arrangements Concerning the Common Shares.”)

Will there be additional opportunities to tender my Common Shares to the Fund?

•	No other tender offers are presently contemplated, but the Board reserves the right to conduct tender offers in the future. (See Section 2, “Purpose of the Offer; Plans or Proposals of the Fund.”)
How do I obtain more information?

•
Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Information Agent toll free at (888) 206-0860. If you do not own Common Shares directly, you should obtain this information and the documents from your Nominee.

v

1.    Price; Number of Common Shares.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for purchase, and pay for, an aggregate amount of up to 4,420,984 of its Common Shares that are properly tendered and not timely withdrawn in accordance with Section 5 prior to the Expiration Date. The term “Expiration Date” means 5:00 p.m., Eastern time, on July 11, 2017, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Fund will not be obligated to purchase Common Shares pursuant to the Offer under certain circumstances. See Section 3, “Certain Conditions of the Offer.”
The purchase price of the Common Shares will be 98% of the NAV per Common Share determined as of the close of the regular trading session of the NYSE on the Pricing Date. The Fund will not pay interest on the purchase price under any circumstances.
On June 9, 2017, the NAV per Common Share was $9.34 and the last reported sale price for a Common Share on the NYSE on such date was $8.82, representing a discount of 5.57% to NAV. The NAV on the Pricing Date may be higher or lower than the net asset value as of June 9, 2017 and the discount to NAV at which the Common Shares trade may be greater or lesser than the discount as of June 9, 2017. Prior to 5:00 p.m., Eastern time, on the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (888) 206-0860, between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, Monday through Friday (except holidays), and 12:00 p.m. and 6:00 p.m., Eastern time, on Saturday.
The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Common Shares. If more than 4,420,984 Common Shares are duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will purchase Common Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Common Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Fund does not intend to increase the number of Common Shares offered for purchase, even if more than 4,420,984 Common Shares are tendered by all shareholders in the aggregate.
Common Shares will be purchased at 98% of the Fund’s NAV, which may help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the offer. If your Common Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 6, “Payment for Shares.”
On June 9, 2017, the record date for the determination of shareholders of the Fund entitled to receive the Offer, there were 13,603,025 Common Shares issued and outstanding, and there were 11 holders of record of Common Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Common Shares as nominees on behalf of multiple beneficial owners.
The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Fund makes no assurance that it will extend the Offer. During any extension, all Common Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Common Shares.
2.    Purpose of the Offer; Plans or Proposals of the Fund.
The Board considered the Offer at meetings held on June 21, 2016, July 22, 2016, April 26, 2017 and approved the Offer at a meeting held on May 12, 2017.

The Fund is making this Offer to provide shareholders with an alternative source of liquidity for their investment in Common Shares and as part of the Fund’s continuous efforts to provide value to shareholders. The Offer provides a means for shareholders wishing to sell a portion of their Common Shares to do so at 98% of NAV per Common Share.
The Board believes that maintaining the Fund’s closed-end structure provides the best means to achieve the Fund’s primary investment objective to seek current income and current gains from trading in securities and secondary objective of long-term capital appreciation. The Board believes that the recent performance of the Fund supports this view.
There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Common Shares. The market price of the Common Shares will also be determined by, among other things, the relative demand for and supply of the Common Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.
Any Common Shares purchased by the Fund pursuant to the Offer will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Common Shares are listed).
The Fund currently utilizes financial leverage in the form of borrowings. As of April 30, 2017, the end of the Fund’s most recently completed fiscal quarter, the Fund had outstanding borrowings in an amount equal to approximately 28% of the Fund’s Managed Assets (including the proceeds of such borrowings). The Fund intends to maintain approximately the same level of leverage, as a percentage of Managed Assets, following the Offer. Based on the number of Common Shares purchased in the Offer, the Fund will reduce its outstanding borrowings in order to comply with the leverage requirements of the 1940 Act and the terms of the Fund’s borrowing facility and to maintain the Fund’s overall financial leverage targets. The Fund expects to sell securities held in its investment portfolio to fund this reduction in its outstanding borrowings.
Except as set forth above, as referred to in Section 10 or in connection with the operation of the Fund’s dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries;

(b)
other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries;

(c)	any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund;

(d)
changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

(e)
any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f)
any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g)	any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)	the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or

(j)	any changes in the Fund’s Agreement and Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.
Following the completion of the Offer, the Board of Trustees may consider various strategic alternatives for the Trust, which may include a merger, reorganization or liquidation, in light of the number of Common Shares tendered in the Offer, the remaining net assets of the Fund, the discount at which the Common Shares are trading, then current market conditions, recommendations of Fund management and such other factors as the Board of Trustees determine to be relevant and will take such actions as it deems to be in the best interest of remaining shareholders of the Fund.
No other tender offers are presently contemplated, but the Board reserves the right to conduct tender offers in the future.
None of the Fund, the Board of Trustees nor the Advisers makes any recommendation to any shareholder as to whether to tender Common Shares for purchase or to refrain from tendering Common Shares. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Trustees or the Advisers as to whether shareholders should tender Common Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Trustees or the Advisers. Shareholders are urged to evaluate carefully all information in the offer, consult their own investment and tax advisers and make their own decisions whether to tender their Common Shares for purchase or refrain from participating in the Offer.
3.    Certain Conditions of the Offer.
Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Common Shares, if:
(a)     such transactions, if consummated, would:

(i)
result in delisting of the Fund’s Common Shares from the NYSE (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the average global market capitalization of the entity over thirty consecutive trading days is below $15,000,000);

(ii)
impair the Fund’s status as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”) (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or

(iii)	result in a failure to comply with the applicable asset coverage requirements applicable to senior securities of the Fund that are issued and outstanding;
(b)     the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders;
(c)    there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Common Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;
(d)     there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which the Common Shares are traded or any other exchange on which portfolio securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or
(e)     the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its shareholders.
The Board may modify these conditions in accordance with Section 17, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 17, “Miscellaneous.”
The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.
The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Common Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.”
4.    Procedures for Tendering Common Shares for Purchase.
A. Proper Tender of Common Shares. For Common Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must either: (a) cause certificates for tendered Common Shares to be received by the Depositary at such address or cause such Common Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date; or (b) (in lieu of the delivery of such Common Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Common Shares should not be sent or delivered to the Fund.
Shareholders who desire to tender Common Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf.
The Fund’s transfer agent holds Common Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders certificated Common Shares, the Depositary will accept any of the shareholder’s uncertificated Common Shares for tender first, and accept the balance of tendered Common Shares from the shareholder’s certificated Common Shares, and any remaining Common Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.
Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Common Shares pursuant to the Offer unless at the time of the request, and at the time the Common Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Common Shares, and will deliver or cause to be delivered such Common Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Common Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Common Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.
The acceptance of Common Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Common Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Common Shares complies with Rule 14e-4.
By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Common Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Common Shares that are being tendered (and any and all dividends, distributions, other Common Shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Common Shares (and any such other dividends, distributions, other Common Shares or securities or rights) or transfer ownership of such Common Shares (and any such other dividends, distributions, other Common Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Common Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Common Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Common Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Common Shares (and, if given, will be null and void.)
By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Common Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Common Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Common Shares (and any and all dividends, distributions, other Common Shares or securities or rights declared or issuable in respect of such Common Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.
B. Signature Guarantees and Method of Delivery. All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.) An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

x

If the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Common Shares tendered for purchase without any alteration, enlargement or any change whatsoever.
If any of the Common Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.
If any of the Common Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.
If the Letter of Transmittal or any certificates for Common Shares tendered for purchase or stock powers relating to Common Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.
If the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Common Shares are required unless payment is to be made to, or certificates for Common Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.
If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Common Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 4, “Procedures for Tendering Common Shares for Purchase—Guaranteed Delivery.”
C. Book-Entry Delivery. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Common Shares in accordance with DTC’s procedures. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase, or the participating shareholder must comply with the guaranteed delivery procedures described below.
The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Common Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Common Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
D. Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Common Shares pursuant to the Offer and the certificates for the Common Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder’s Common Shares nevertheless may be tendered, provided that all of the following conditions are satisfied:

(i)	the tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to the Expiration Date; and

(iii)
the certificates for all such tendered Common Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Common Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Common Shares tendered for purchase within the meaning of, and that the tender of the Common Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.
The method of delivery of any documents, including share certificates, the Letter of Transmittal and any other required documents, is at the option and sole risk of the participating shareholder. If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended. Shareholders have the responsibility to cause: (a) the tender of their Common Shares for purchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (including original signature(s) and the original of any required signature guarantee(s)) or Agent’s Message; and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Common Shares for purchase pursuant to the Offer and to payment thereof.
Notwithstanding any other provision hereof, payment for Common Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Common Share certificates evidencing such Common Shares or a Book-Entry Confirmation of the delivery of such Common Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.
E. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Common Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Common Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Common Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.
None of the Fund, the Board of Trustees, the Advisers, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.
F. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 28% of the gross payments made pursuant to the offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Code. In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
In order to avoid backup withholding, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. For purposes of this Offer to Purchase, a “Non-U.S. Shareholder” is generally any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Tendering Non-U.S. Shareholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 13, “Certain U.S. Federal Income Tax Consequences.”
5.    Withdrawal Rights.
At any time prior to the Expiration Date any shareholder may withdraw all, but not less than all, of the Common Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Common Shares at any time after 5:00 p.m. on August 7, 2017, to the extent the Common Shares have not yet been accepted for payment.
To be effective, a written notice of withdrawal of Common Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn (which may not be less than all of the Common Shares tendered by the shareholder) and, if one or more certificates representing such Common Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Common Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Common Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Common Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.
All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Common Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Common Shares, however, may be re-tendered for purchase by following the procedures described in Section 4 prior to the Expiration Date. Except as otherwise provided in this Section 5, tenders of Common Shares made pursuant to the Offer will be irrevocable.
None of the Fund, the Board of Trustees, the Advisers, the Information Agent, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.
6.    Payment for Common Shares.
For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Common Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 5) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Common Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Common Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer.
Payment for Common Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)	a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)	a certificate evidencing Common Shares or timely confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 4; and

(c)	all other documents required by the Letter of Transmittal.

Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Common Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.
If any tendered Common Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Common Shares than are tendered, or if a shareholder withdraws tendered Common Shares, (i) the Common Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Common Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Common Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.
The Fund will pay all transfer taxes, if any, payable on the transfer to it of Common Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Common Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Common Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Common Shares pursuant to the Offer. See Section 3, “Certain Conditions of the Offer.”
Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 28% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 4, “Procedures for Tendering Common Shares for Purchase—U.S. Federal Income Tax Withholding.”
7.    Source and Amount of Consideration.
The actual cost of the Offer to the Fund cannot be determined at this time because the number of Common Shares to be purchased will depend on the number of Common Shares tendered for purchase, and the price will be based on the NAV per Common Share on the Pricing Date. If shareholders tendered all Common Shares offered for purchase pursuant to the Offer, and the Fund purchased such Common Shares at price per share of $9.15, equal to 98% of the NAV as of June 9, 2017 ($9.34 per Common Share), payments by the Fund to the participating shareholders would be approximately $40.5 million. See Section 8, “Effects of the Offer; Consequences of Participation.”
The monies to be used by the Fund to purchase Common Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The Board of Trustees believes that the Fund has sufficient liquidity to purchase the Common Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer.
No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the Consideration for the purposes of this Offer, except as set forth herein. See Section 3, “Certain Conditions of the Offer.”
8.    Effects of the Offer; Consequences of Participation.
The Offer may have certain adverse consequences for tendering and non-tendering shareholders.
A. Effects on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Common Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Common Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Pricing Date, if such a decline continued to the Pricing Date, the consideration received by tendering shareholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders.
The Fund will sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Common Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Common Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.
B. Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Fund’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, while shareholders at the time of a declaration of distributions will receive such distributions, such shareholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of October 31, 2016, the end of the Fund’s most recently completed fiscal year, Fund had unrealized capital appreciation of approximately $387,000. As of October 31, 2016, the Fund had capital loss carryforwards of approximately $62.6 million, of which approximately $52.4 million will expire in 2017.
In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.
C. Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Common Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 13 “Certain U.S. Federal Income Tax Consequences.”
D. Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Common Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Common Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund and may have an adverse effect on the Fund’s investment performance.
E. Effect on Leverage. In an effort to maintain the current asset coverage and effective leverage ratio, the Fund expects to reduce its outstanding borrowings in order to comply with the leverage requirements of the 1940 Act and the terms of the Fund’s borrowing facility and to maintain the Fund’s overall financial leverage targets. The Fund expects to sell securities held in its investment portfolio to fund this reduction in its outstanding borrowings, which will be subject to similar risks as described above with respect to sales of portfolio securities to fund the tender offer. This de-levering may result in decreased returns to the Fund and increased expenses for remaining shareholders.
F. Possible Proration. If greater than 4,420,984 of the Fund’s Common Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Common Shares will be purchased.

9.    Price Range of Common Shares.
The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Common Shares on the NYSE, the NAV per Common Share and the premium or discount to NAV per Common Share at which the Common Shares were trading.
Price Range of Common Shares

During Quarter Ended	Market Price per Common Share		NAV per Common Share on Date of Market Price High and Low(1)		Premium/(Discount) on Date of Market Price High and Low(2)
	High	Low	High	Low	High	Low
March 31, 2017	$8.76	$8.36	$9.60	$9.30	(8.75)%	(10.16)%
December 31, 2016	$8.38	$7.81	$9.31	$8.95	(9.99)%	(12.74)%
September 30, 2016	$8.63	$8.17	$9.42	$9.20	(8.39)%	(11.20)%
June 30, 2016	$8.52	$7.99	$9.35	$8.78	(8.88)%	(9.00)%
March 31, 2016	$8.26	$7.11	$9.40	$8.19	(12.13)%	(13.19)%
December 31, 2015	$8.96	$8.09	$10.11	$9.32	(11.39)%	(13.20)%
September 30, 2015	$9.32	$8.06	$10.71	$9.60	(12.98)%	(16.04)%
June 30, 2015	$9.77	$9.05	$11.17	$10.58	(12.52)%	(14.46)%
March 31, 2015	$9.54	$8.88	$10.84	$10.38	(11.99)%	(14.45)%
(1)     Based on the Fund’s computations
(2)    Calculated based on the information presented. Percentages are rounded.

The Common Shares have generally traded at a discount to the NAV per Common Share. On June 9, 2017, the NAV per Common Share was $9.34 and the last reported sale price for a Common Share on the NYSE on such date was $8.82, representing a discount of 5.57% to NAV. Prior to the expiration of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.
The tender of Common Shares, unless and until such tendered Common Shares are accepted for payment, will not affect the record ownership of any such tendered Common Shares for purposes of entitlement to any dividends payable by the Fund.
10.    Interests of Trustees and Officers; Transactions and Arrangements Concerning the Common Shares.
Information, as of particular dates, concerning the Fund’s trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The table below sets forth the number of Common Shares and percentage of outstanding Common Shares beneficially owned by the trustees, officers and investment advisers of the Fund as of May 31, 2017.

Name and Position	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Trustees
Randall C. Barnes	3,828	*
Daniel L. Black	5,073	*
Derek Medina	1,800	*
Ronald A. Nyberg	3,980	*
Gerald L. Seizert	65,996	*
Michael A. Smart	2,500	*
Tracy V. Maitland(1)	50,000	*
Officers
Edward C. Delk	0	*
Tony Huang	5,000	*
Robert White	0	*
Advisers
Advent Capital Management, LLC	0	*
Guggenheim Funds Investment Advisers, LLC	0	*

(1)   Mr. Maitland is an “interested person” (as defined in section 2(a)(19) of the 1940 Act) of the Fund because of his position as an officer of Advent Capital Management, LLC, the Fund’s Investment Adviser.
* As of May 31, 2017, each Trustee and officer and the Trustees and officers of the Trust as a group owned less than 1% of the outstanding Common Shares of the Fund.

The business address and business telephone number of each of the trustees and officers listed above are in care of the Fund at 1271 Avenue of the Americas, 45th Floor, New York, NY 10020, (212) 482-1600. The principal business address of GFIA is 227 West Monroe Street, Chicago, Illinois. The principal business address of Advent is 1271 Avenue of the Americas, 45th Floor, New York, NY 10020.
Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, or associates of any of the foregoing, has effected any transaction in Common Shares, except for dividend reinvestment, during the 60 days prior to the date of this Offer to Purchase, except as follows:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Gerald L. Seizert	June 2, 2017	Disposition of Shares	8,800	$8.80
Gerald L. Seizert	June 2, 2017	Disposition of Shares	4,230	$8.81
Gerald L. Seizert	June 2, 2017	Disposition of Shares	1,970	$8.82
During the 60 days prior to the date of this Offer to Purchase, the Fund did not purchase any Common Shares in the open market.
Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, trustees, controlling persons or subsidiaries.
The Fund has been advised that none of its Trustees, officers, nor Advisers intend to tender any Common Shares pursuant to the Offer.

As of May 31, 2017, to the knowledge of the Fund, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund, except for the following:

Shareholder Name & Address	Class of Shares	Share Holdings	Percentage Owned
Saba Capital Management, L.P. (1) 405 Lexington Ave., 58th Floor New York, NY 10174	Common Shares	1,340,954	9.9%
Bulldog Investors, LLC(2) Park 80 West – Plaza Two 250 Pehile Ave., Suite 708 Saddle Brook, NJ 07663	Common Shares	1,103,138	8.11%
Western Investment LLC(3) Western Investment Hedged Partners L.P. Western Investment Total Return Partners L.P. Benchmark Plus Institutional Partners, L.L.C. Benchmark Plus Management, L.L.C. P.O. Box 71279 Salt Lake City, UT 84171	Common Shares	871,549	6.4%
RiverNorth Capital Management, LLC(4) 325 N. LaSalle Street Suite 645 Chicago, IL 60654-7030	Common Shares	681,375	5.01%
_______________

(1)	Based on information obtained from a Schedule 13D/A filed with the Commission on May 15, 2017.

(2)	Based on information obtained from a Schedule 13G/A filed with the Commission on May 31, 2017.

(3)	Based on information obtained from a Schedule 13D/A filed with the Commission on May 15, 2017.

(4)	Based on information obtained from a Schedule 13G filed with the Commission on February 14, 2017.
On July 22, 2016, the Fund and certain other funds in the fund complex (the “Trusts”) entered into an agreement, as amended on May 12, 2017, with Arthur D. Lipson, Robert Ferguson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Total Return Partners L.P., Benchmark Plus Institutional Partners L.L.C. and Benchmark Plus Management, L.L.C., and all of their respective directors, officers and affiliates, pursuant to which, among other things, Western Investment agreed to withdraw the trustee nomination notice and notice of intention to submit a shareholder proposal pursuant to Rule 14a-8 under the under the Exchange Act that Western Investment had previously submitted to the Trusts.
Pursuant to the Western Agreement, the Fund agreed to commence the Tender Offer as soon as commercially practicable, but no later than June 16, 2017. Among other terms, the Tender Offer shall be to purchase up to 32.5% of the Fund’s outstanding Common Shares, shall be conducted at a price equal to 98% of the Fund’s NAV per share, and the consideration to be paid shall consist solely of cash. Western Investment agreed to tender all Common Shares of the Fund owned by it in the Tender Offer.
Pursuant to the Western Agreement, Western Investment agreed, through July 22, 2021, to vote all of each Trust’s securities held by Western Investment in accordance with the recommendation of the Board of the applicable Trust and against any proposal made in opposition to, or in competition or inconsistent with, the recommendation of the Board of the applicable Trust. In addition, Western Investment agreed that, through July 22, 2021, with respect to the Trusts, Western Investment will not: effect, seek, offer, engage in, propose, cause, participate in or assist in any solicitation of proxies, any acquisition of Common Shares that would cause Western Investment to beneficially own 4.99% or more of the outstanding Common Shares of a Trust (provided that prior to the completion of the Tender Offer, such limit with respect to the Fund shall be 6.45%), or any tender or exchange offer for securities of any Trust (other than the Tender Offer); form, join or participate in a “group” with respect to any Trust; deposit any securities of any Trust in a voting trust or enter in to any voting arrangement with respect to securities of any Trust; seek or encourage any person to submit nominations in furtherance of a “contested solicitation;” make any proposal for consideration by shareholders; seek representation on the

Board of any Trust; or seek to control or influence the management, Board or policies of any Trust. Western Investment and the Trusts also agreed to certain mutual non-disparagement provisions.
If the Fund fails to complete the Tender Offer on or before August 15, 2017, the Western Agreement will terminate. The Offer is intended to satisfy the Fund’s obligation to complete the Tender Offer pursuant to the Western Agreement.
Also on July 22, 2016, Advent entered into a standstill agreement, as amended on May 12, 2017, with Bulldog Investors, LLC. Pursuant to the Bulldog Standstill Agreement, Advent agreed to recommend to the Fund that the Fund conduct the Tender Offer upon substantially the terms described above. Pursuant to the Bulldog Standstill Agreement, Bulldog Investors has agreed to tender all Common Shares of the Fund owned by it in the Tender Offer. Bulldog Investors has also agreed to be bound by certain “standstill” covenants with respect to the Trusts through July 22, 2021.
If the Fund fails to complete the Tender Offer on or before August 15, 2017, the Bulldog Standstill Agreement will terminate. The Offer is intended to satisfy the Fund’s obligation to complete the Tender Offer pursuant to the Bulldog Standstill Agreement.
On April 28, 2017, Advent entered into a standstill agreement, as amended on May 12, 2017, with Saba Capital Management, L.P. Pursuant to the Saba Standstill Agreement, Advent agreed to recommend to the Fund that the Fund conduct the Tender Offer upon substantially the terms described above. Pursuant to the Saba Standstill Agreement, Saba has agreed to tender all Common Shares of the Fund owned by it in the Tender Offer.
In addition, Saba agreed that, through the date one day after the completion of the Trust’s annual meeting of shareholders held during the fiscal year ending October 31, 2019, including any adjournments or postponements thereof, with respect to the Trusts, Saba will not: effect, seek, offer, engage in, propose, cause, participate in or assist in any solicitation of proxies, knowingly encourage or advise any other person or assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote, any tender or exchange offer for securities of any Trust (other than the Tender Offer), or engage in any short sale that includes, relates to or derives any part of its value from a decline in the market price or value of the securities of the Trust; form, join or participate in a “group” with respect to any Trust; deposit any securities of any Trust in a voting trust or enter in to any voting arrangement with respect to securities of any Trust; seek or encourage any person to submit nominations in furtherance of a “contested solicitation;” seek or encourage, alone or in concert with others, the removal or resignation of any member of the Trust Board; make a request for a shareholder list or other Trust books and records; take any action with respect to any proposal for consideration by shareholders; seek representation on the Board of any Trust; seek to control or influence the management, Board or policies of any Trust; institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Trust; or make any public statements or proposal with respect to any material change in the Trust’s management, business or corporate structure, or any change to the Agreement and Declaration of Trust or Bylaws of the Trust. Saba and the Trusts also agreed to certain mutual non-disparagement provisions.
If the Fund fails to complete the Tender Offer on or before August 15, 2017, the Saba Standstill Agreement will terminate. The Offer is intended to satisfy the Fund’s obligation to complete the Tender Offer pursuant to the Saba Standstill Agreement.
11.    Certain Information about the Fund.
The Fund is a Delaware statutory trust with its principal executive offices located at 1271 Avenue of the Americas, 45th Floor, New York, NY 10020 and its phone number is (212) 482-1600. The Fund is a closed-end, diversified, management investment company. The Fund first issued Common Shares to the public on January 26, 2005. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Common Shares at the election of a shareholder. The Fund’s primary investment objective is to seek current income and current gains from trading in securities, with a secondary objective of long-term capital appreciation.
GFIA is a limited liability company organized under the laws of the state of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Fund has entered into an investment advisory agreement with GFIA pursuant to which GFIA is responsible for the management and supervision of the management of the Fund’s assets. GFIA furnishes offices, necessary facilities and equipment, provides administrative services to the Fund, oversees the activities of Advent, provides personnel and compensates the trustees and officers of the Fund who are its affiliates. GFIA is an affiliate of Guggenheim Partners, LLC (“Guggenheim”), a global, diversified financial services firm with more than $217 billion in assets under supervision as of March 31, 2017.
The Fund has entered into an investment management agreement with Advent pursuant to which Advent acts as the Fund’s investment manager. Advent is responsible for making investment decisions with respect to the investment of the Fund’s assets. Advent is located at 1271 Avenue of the Americas, 45th Floor, New York, New York 10020. As of March 31, 2017, Advent managed approximately $9.0 billion in assets.
12.    Additional Information.
The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.
13.    Certain U.S. Federal Income Tax Consequences.
The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Common Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Common Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, or a U.S. Shareholder (as such term is defined in Section 4(F), “Procedures for Tendering Common Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar). This summary assumes that the Fund is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Common Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Common Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.
A. Consequences to U.S. Shareholders of Participating in the Offer.
In General. A shareholder’s tender of all or a part of its Common Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.
Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Common Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Common Shares surrendered. Assuming the Common Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Common Shares were held longer than one year, such capital gain or loss will be long-term. If the Common Shares were held for one year or less, such capital gain or loss will be short-term. However, any loss upon an exchange of Common Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Fund that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Common Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Common Shares within 30 days before or after the date Common Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Common Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.
Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a distribution on its Common Shares. Any such distribution will be treated as dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Common Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Common Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Common Shares tendered).
Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same for corporate shareholders, under the Code the top income tax rate on ordinary income and short-term capital gains of individuals exceeds the maximum tax rate on long-term capital gains.
Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Common Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Common Shares in the Fund. In the event that a shareholder actually owns no Common Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Common Shares in the Fund (see below), such shareholder’s tax basis may, under certain circumstances, be added to Common Shares in the Fund owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Fund’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each shareholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such shareholder of participating in the Offer.
Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Common Shares actually owned by such shareholder, but also Common Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Common Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.
The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Common Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Common Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Common Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.
A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.
A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Common Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Common Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Common Shares actually owned by the shareholder are sold pursuant to the Offer, the only Common Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

2.
A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Common Shares actually and constructively owned by the shareholder immediately following the sale of Common Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Common Shares actually and constructively owned by such shareholder immediately before such sale, and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Fund.

3.
Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 28% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.
Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Common Shares pursuant to the Offer.
B. Consequences to Non-U.S. Shareholders of the Fund’s Repurchase of Common Shares Pursuant to the Offer
U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized for any particular shareholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering shareholder that is a Non-U.S. Shareholder and that does not hold its Common Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of 30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Common Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.
A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Common Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Shareholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treat)). Different rules may also apply in the case of certain Non-U.S. Shareholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.
Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 28%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Shareholder, to claim beneficial ownership over Common Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.
FATCA Withholding. Under legislation known as the Foreign Account Tax Compliance Act (“FATCA”), withholding will generally be required at a rate of 30% on amounts treated as dividends in respect of Fund’s shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which the Fund’s shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of the Fund’s shares held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Fund or other applicable withholding agent will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Certifications as to FATCA status are required to be made by Non-U.S. Shareholders on an applicable Form W-8. Non-U.S. Shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.
Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.
14.    Certain Legal and Regulatory Matters.
The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Common Shares are subject to certain conditions described in Section 3, “Certain Conditions of the Offer.”
15.    Amendments; Extensions of Purchase Period; Termination.
Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3, and thereby delay acceptance for payment of, and payment for, any Common Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Common Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Common Shares. See Section 5, “Withdrawal Rights.”
Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Common Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Common Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Common Shares upon the occurrence of any of the conditions specified in Section 5 without extending the period during which the Offer is open.
Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Common Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and filing such release with the Commission.
If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional purchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Common Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.
16.    Fees and Expenses.
The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Common Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.
The Fund has retained Georgeson Inc. to act as Information Agent and Computershare to act as Depositary. The Fund will pay the Information Agent and Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.
17.    Miscellaneous.
The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Common Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Common Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Common Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

The Letter of Transmittal and Common Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A.

By Registered, Certified or Express Mail
By First Class Mail:     or Overnight Courier:

Computershare Trust Company, N.A.    Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer    Attn: Corporate Actions Voluntary Offer
P.O. Box 43011     250 Royall Street, Suite V
Providence, RI 02940-3011    Canton, MA 02021

Fax line for eligible institutions only: (617) 360-6810
To confirm fax for eligible institutions only: (781) 575-2332

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers may call toll free: (888) 206-0860

ADVENT/CLAYMORE ENHANCED GROWTH & INCOME FUND